Exhibit 99.1

Contact:

William J. Dawson	Jason Spark
VP, Finance & Chief Financial Officer	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6053

CERUS CORPORATION ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS

CONCORD, CA, July 31, 2008 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2008. Financial highlights for the quarter include:

•	Total revenue of $4.0 million for the second quarter 2008 and $9.0 million for the six months ended June 30, 2008, up from $3.2 million and $5.5 million for the same periods in 2007

•	Product revenue of $4.0 million driven primarily by a 46% increase in disposable kit sales compared to the first quarter 2008

•	Net loss for the second quarter of 2008 was $9.1 million, or $0.28 per share, compared to a net loss of $17.9 million, or $0.56 per share, for the second quarter of 2007

“I am pleased by the commercial progress achieved in the second quarter, particularly by the increase in kit sales to our INTERCEPT customers,” said Claes Glassell, president and CEO of Cerus Corporation. “INTERCEPT has performed well in the blood centers where it is installed, and we are seeing interest in the product pick up in new markets in Europe and beyond. The INTERCEPT Blood System is already marketed in over 30 countries in Europe, Asia and the Middle East.”

Product revenue for the INTERCEPT Blood System increased to $4.0 million during the second quarter of 2008, up from $1.7 million during the second quarter of 2007. This increase was largely driven by an increase in unit sales of disposable platelet system kits. Total revenue for the second quarter of 2008 was $4.0 million, all from product revenue, up from $3.2 million for the second quarter of 2007, which included $1.6 million of government grant revenue recognized in that quarter. Revenue for the six months ended June 30, 2008 increased to $9.0 million, up from $5.5 million during the first six months of 2007.

“Kit sales in the second quarter increased 46% from the preceding quarter,” added Glassell. “We see this as a very positive sign, since our long term strategy is to continually increase recurring kit sales. In the first quarter, by contrast, product sales included a spike in illuminator sales and recognition of deferred revenue.”

Total operating expenses for the second quarter of 2008 were $10.1 million, down from $19.2 million for the same period in 2007. The decrease in operating expenses was primarily due to a non-cash impairment charge on the carrying value of an investment in a related party of $9.5 million. Total operating expenses for the six months ended June 30, 2008 were $20.0 million, down from $27.7 million for the same period in 2007.

Net loss for the second quarter of 2008 was $9.1 million, or $0.28 per share, compared to a net loss of $17.9 million, or $0.56 per share, for the second quarter of 2007. Year to date 2008 net loss was $14.4 million, or $0.44 per share, compared to a net loss of $24.7 million, or $0.78 per share for the same period in 2007.

At June 30, 2008, the Company had cash, cash equivalents and short-term investments of $39.0 million. The Company consumed $7.7 million in cash during the second quarter.

RECENT HIGHLIGHTS

•

On June 11, 2008, Cerus announced that its subsidiary, Cerus Europe B.V., had entered into an agreement to supply the INTERCEPT Blood System for platelets to the German Red Cross’ largest group of blood centers, referred to as the Frankfurt Red Cross. The three-year agreement calls for the Frankfurt Red Cross to implement the INTERCEPT platelet system upon its receipt of marketing authorization from the Paul Ehrlich Institute for INTERCEPT-treated platelets and the successful outcome of a hemovigilence study. The Paul Ehrlich Institute previously granted a similar marketing authorization to another German blood center.

•

On July 23, 2008, Cerus announced that the company has entered into exclusive agreements with key distributors to supply the INTERCEPT Blood System for platelet and plasma in Chile, Indonesia and Poland. These new distributor relationships are expected to broaden Cerus’ access to markets for the INTERCEPT Blood System.

•

On June 19, 2008, Cerus announced that it obtained a $10 million senior revolving line of credit from Wells Fargo Bank, N.A. The terms of the credit facility allow Cerus to draw down funds as needed for working capital and general corporate purposes.

•

On June 9, 2008, Cerus announced results from 32 studies on the INTERCEPT Blood System during a presentation at the International Congress of the International Society of Blood Transfusion. Certain of the studies highlighted clinical experience in implementing the INTERCEPT Blood System for platelets and plasma into routine practice. Other studies demonstrated INTERCEPT’s utility in the inactivation of current and emerging pathogens, such as malaria and avian influenza, in donated blood. The safety and efficacy of the INTERCEPT Blood System are also highlighted in results from a multi-year hemovigilence surveillance program.

•

On April 21, 2008, Cerus announced that it received expanded label claims for use of platelets and plasma treated with the INTERCEPT Blood System(TM) to prevent transfusion-associated graft-vs.-host disease (TA-GVHD) in at-risk patients. These expanded label claims allow blood banks in Europe to use the INTERCEPT Blood System in place of gamma irradiation for the prevention of TA-GVHD. INTERCEPT is the only CE-marked alternative to gamma irradiation.

QUARTERLY CONFERENCE CALL

Cerus has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. To access the webcast, log on to the Investor Relations page of the Cerus Web site at www.cerus.com. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (International). A telephone and webcast replay will be available approximately two hours after the call through August 6, 2008. The replay can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (International), and entering account number 286 and conference ID number 285639. The webcast will be archived on www.cerus.com through August 6, 2008.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including the Company’s expectations regarding its access to the pathogen inactivation market. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties that the market may not accept blood products treated by the Company’s pathogen inactivation products, uncertainties regarding regulatory approval in the U.S. and the risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including most recently the Company’s Form 10-Q for the fiscal quarter ended March 31, 2008 filed with the SEC on May 6, 2008 and the Company’s Form 10-Q for the fiscal quarter ended June 30, 2008 to be filed with the SEC on or about July 31, 2008. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Product revenue	$4,030	$1,671	$8,882	$2,858
Government grant and cooperative agreements	—	1,551	117	2,615

Total Revenue	4,030	3,222	8,999	5,473

Cost of product revenue	3,077	1,067	4,791	1,891

Gross profit	953	2,155	4,208	3,582
Operating expenses
Research and development	2,670	3,559	5,454	6,825
Selling, general and administrative	7,439	6,151	14,540	11,473
Impairment of long-term investment in related party	—	9,450	—	9,450

Total operating expenses	10,109	19,160	19,994	27,748

Loss from operations	(9,156)	(17,005)	(15,786)	(24,166)
Interest income and other, net	63	996	1,401	2,084

Net loss from continuing operations	$(9,093)	$(16,009)	$(14,385)	$(22,082)

Discontinued operations:
Loss from discontinued operations	—	(1,906)	—	(2,641)

Net loss	$(9,093)	$(17,915)	$(14,385)	$(24,723)

Net loss per share:
Loss from continuing operations per common share – basic and diluted	$(0.28)	$(0.50)	$(0.44)	$(0.70)
Loss from discontinued operations per common share – basic and diluted	$—	$(0.06)	$—	$(0.08)
Net loss per share – basic and diluted	$(0.28)	$(0.56)	$(0.44)	$(0.78)
Weighted average common shares outstanding used for basic and diluted loss per share
Basic	32,450	31,810	32,330	31,790
Diluted	32,450	31,810	32,330	31,790

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

BALANCE SHEETS

(In thousands)

	June 30, 2008	December 31, 2007
Cash, cash equivalents, and short-term investments	$38,969	$56,850
Accounts receivable and other current assets	8,714	9,990
Inventories	11,991	7,062
Property and equipment, net	1,718	1,322
Other assets	2,818	2,985

Total Assets	$64,210	$78,209

Accounts payable and accrued liabilities	$16,108	$16,786
Deferred revenue	60	1,504
Other current liabilities	17	30
Other long-term liabilities	213	2

Total liabilities	16,398	18,322

Stockholders’ equity	47,812	59,887

Total liabilities and stockholders’ equity	$64,210	$78,209

###